Exhibit 10.19

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) entered into and effective as of the 1st day of September, 1999, by and between SOMERSET MARINE, INC. (“Employer”), a New York corporation with its principal place of business in New York, New York and Richard Scott Eisdorfer (the “Executive”).

RECITALS

WHEREAS, Employer desires to retain and employ the services of Executive as Vice President of Employer; and

WHEREAS, the parties hereto wish to provide herein for the terms and conditions of Executive’s employment and to secure for Employer the benefits of Executive’s contributions by reason of Executive’s experience, skills and knowledge pertaining to Employer’s business, in exchange for Executive making a long term commitment to Employer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Employer and Executive agree as follows:

SECTION 1.  EMPLOYMENT.

(a)                Position.  Employer hereby employs Executive and Executive hereby accepts such employment for the provision of executive services on behalf of Employer as Vice President. Executive agrees to serve in such capacity with the duties set forth in Section 1(b) for a term beginning on September 1, 1999, and ending on December 31, 2001, unless renewed pursuant to Section 1(c) hereof, or terminated pursuant to Section 5.

(b)               Duties.  Executive’s duties and responsibilities shall be those consistent with and appropriate to the position of Vice President, as may be established and directed from time to time, by the Board of Directors.  Executive shall devote his full time and attention to his duties and responsibilities as Vice President, which he will carry out to the best of his abilities.  Executive shall treat his position with Employer as his exclusive occupation and employment, refraining from engaging in all other active business activities, except as may be approved by Employer’s Board of Directors.

(c)                This Agreement may be renewed by the Employer by sending notice to Executive at least 180 days prior to the end of the term set forth in Section 1(a), and the Executive delivering written acceptance to Employer within 10 days of receipt of such notice.

SECTION 2.  COMPENSATION.

(a)                Allocation of Base Annual Salary.  Employer shall pay to Executive during the term of this Agreement a base annual salary of no less than $150,000.  Such base annual salary may be changed upon annual review by the Board of Directors or its Compensation Committee.  Such annual review shall occur prior to the end of February each year beginning in the year 2000 for the express purpose of considering increments.  All compensation payments shall be paid in accordance with Employer’s regular payroll schedule and practice, and shall be subject to all applicable withholding.

(b)               Bonuses.  Executive shall be eligible to participate in and receive periodic bonuses under Employer’s current Bonus Payment Plan.  In addition, Employer, in its sole discretion, may elect to pay to Executive such periodic bonuses as it deems appropriate.

(c)                Business Expenses.  Upon presentation of appropriate documentation, Employer shall reimburse Executive for expenses reasonably incurred in the course of his employment, in accordance with policies established by Employer.

SECTION 3.  BENEFITS

            In addition to the compensation specified in Section 2, Employer shall provide Executive with the following fringe benefits:

(a)                Executive Benefits.  In addition to any other benefits provided in this Section 3, Executive shall be entitled to those fringe benefits to which all other employees of Employer are entitled during employment.  Nothing in this Agreement shall require the Employer to establish, maintain or continue any of the fringe benefits already in existence or hereafter adopted for employees of Employer and nothing in this Agreement shall restrict the right of the Employer to amend, modify or terminate such fringe benefit programs.

(b)               Vacation.  Executive shall be entitled to twenty (20) days of compensated vacation time in each year of this Agreement.

(c)                Professional Meetings.  Executive shall be entitled to attend professional meetings and to attend to such outside professional duties in the insurance industry as may be appropriate and commensurate with his position hereunder.

(d)               Professional Dues.  Employer agrees to pay the applicable dues to professional associations and societies of which Executive is a member.

(e)                Insurance.  Employer shall provide insurance coverage (so long as all other Employees of Employer are provided with such coverage) as follows:

1.                  Employer shall provide life insurance coverage for Executive in accordance with Employer’s policy in an amount of $150,000, payable to the beneficiary or beneficiaries of his choice.

2.                  Employer shall provide comprehensive health, major medical and long-term disability insurance for Executive and his family in accordance with Employer’s group insurance plan.

3.                  Employer shall provide travel accident insurance covering Executive in accordance with Employer’s standard policy.

SECTION 4.  CONFIDENTIALITY

While employed under this Agreement or at any time thereafter, Executive agrees that he will not, directly or indirectly (other than in the performance of the services under this Agreement), make or cause to be made any disclosure, copy or other use not authorized by Employer of any confidential information pertaining to Employer or any of its affiliates acquired during the course of his employment by Employer, unless such information is or becomes otherwise generally available to the public.  For purposes of this Agreement, the term “confidential information” means any business and financial information of any nature not generally known to the public at large regarding the business and operations of Employer or any of its affiliates.

SECTION 5.  TERMINATION

Executive’s employment hereunder shall terminate as follows:

(a)    Termination Notice.  Either party may terminate Executive’s employment, with or without cause, upon thirty (30) days written notice to the other party.  Executive and Employer may agree that Executive may cease work after notice has been given but before the expiration of thirty (30) days in which case the effective date of the termination of Executive’s employment shall be the date on which Executive ceases performing duties on behalf of Employer.

(b)   Death or Disability.  Executive’s employment shall terminate without notice upon Executive’s date of death or disability as that term is defined herein.  For purposes of this subsection, disability shall mean a period of six (6) consecutive months or an aggregate of eight (8) months in any twelve (12) consecutive month period during which Executive is disabled from performing his duties and responsibilities hereunder by reason of any illness, accident, injury or other health or medical condition of any kind.

(c)    With Cause.  Employer may terminate this Agreement, without advance notice, upon a breach by Executive, for insubordination or disloyalty, for failure to follow the legal directives of the Board of Directors, or upon the conviction of Executive of any felony or of any criminal act in the course of, or pertaining to, Executive’s employment hereunder.  Such termination by Employer shall constitute a termination with cause.

(d)   Change of Control; Change of Executive’s Duties.  In the event of a “change of control” of Employer, as such term is hereinafter defined, or a “change of Executive’s duties” as such term is also hereinafter defined, Executive may, but shall not be required to, elect to terminate his employment hereunder and treat the termination of such employment as a termination by Employer without cause.  Any such election must be made within one (1) year from the date of occurrence of the events giving rise to either a change of control of Employer or a change of Executive’s duties.  In such event, Executive shall provide to Employer the thirty (30) day notice referred to in subsection (a) above, indicating his election to treat such termination of employment as a termination by Employer without cause.

For purposes of this Agreement, a “change of control” of Employer shall be deemed to have occurred in the event of the occurrence of any of the following:  (i) the sale of 50% or more of the common stock, or the assets, of The Navigators Group, Inc., to parties unaffiliated with Terence N. Deeks, in a transaction or series of transactions occurring within a one year period;

(ii) a merger of Employer with any other entity, such that the other entity or any of its parents or affiliates have the right to control the business operations of Employer or, as a result of such a merger, Employer is not the surviving or continuing business entity.

For purposes of this Agreement, a change of Executive’s duties shall be deemed to have occurred in the event of the Executive’s duties and responsibilities are materially reduced and a significant portion of his duties and responsibilities are assigned to one or more other employees of Employer.

(e)    Without Cause.  Except as set forth in subsections (b) and (c) above, the termination of Executive’s employment by Employer shall constitute a termination without cause.

SECTION 6.  EFFECT OF TERMINATION; SEVERANCE BENEFITS

(a)    Termination Benefits For Termination Without Cause.  If Employer terminates the employment of Executive without cause, Executive shall be entitled to receive from Employer:

1.      An amount equal to two year’s base salary, as in effect for the twelve (12) month period immediately preceding the effective date of such termination of employment.

2.      Executive shall be entitled to continued comprehensive health and major medical insurance coverage, at Employer’s cost, under Employer’s group insurance plan, COBRA if necessary, for a period of six (6) months after the effective date of such termination of employment.  Thereafter, to the extent eligible, Executive may continue such coverage, at his own cost, under COBRA.

3.      During the period that termination benefits are paid under this Agreement, Executive shall not be required to perform any duties for Employer or report to the Employer offices.

4.      Employer shall pay to Executive the termination benefit referred to in Section (a)(1) above by either paying such sum in installments on Employer’s regular payroll dates for the two-year period in question, or, alternatively, with the Executive’s prior written consent, to prepay such benefits in a single lump-sum amount, actuarially reduced by reason of such prepayment.  In the event that Employer pays such sum in installments on its regular payroll dates, as aforesaid, and only in such event, if Executive shall accept full-time employment during the period in which such payments are being made, then Executive shall, within ten (10) days of accepting such employment, advise Employer of such fact, indicating the name and address of his new Employer and the amount of his salary.  If Executive’s salary at his new place of employment is equal to or greater than his last salary at Employer, the payment by Employer of the termination benefit and the providing to Executive of continued comprehensive healthcare and major medical benefits under Employer’s plan and at its expense shall terminate upon the commencement of Executive’s new employment.  If Executive’s salary in his new position is less than his last salary at Employer, Employer’s continuing installment payments to Executive shall be reduced so as to pay to Executive the difference between his salary rate at his new place of employment and his last salary rate at Employer.  Employer’s continuation of comprehensive healthcare and major medical benefits shall also terminate at the commencement of Executive’s new employment, unless he is not receiving comparable healthcare insurance benefits under his new Employer’s insurance plan.

(b)   No Benefits for With Cause Termination.  Upon termination of this Agreement by Employer with cause, under the provisions of Section 5(c), or the termination of this Agreement by reason of Executive’s death or disability under Section 5(b) (provided that Employer has a disability insurance policy in force for the benefit of Employee at such time as Employee claims disability), Employer shall not be obligated to pay to Executive (or his estate or representative in the event of his death) any termination benefits and Employer’s obligations hereunder shall terminate with the effective date of the termination of the Executive’s employment.  However, Executive’s obligations and covenants under Section 4 shall continue in full force and effect and shall survive the termination of Executive’s employment.

SECTION 7.  MISCELLANEOUS

(a)    Sole Agreement; Amendment.  This Agreement constitutes the entire agreement of the parties, supersedes all prior agreements and understandings, and may be amended only by a written agreement executed by both of the parties hereto.

(b)   Severability.  The invalidity or unenforceability of any particular provision of this contract shall not affect its other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

(c)    Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of each of the parties hereto, their successors and assigns, administrators, executors, legatees, and representatives, including, without limitation, any corporation into which Employer may be merged or by which it may be acquired.

(d)   Forum.  This Agreement shall be construed and enforced under and in accordance with the internal laws of the State of New York.

(e)    Counsel.  Each of the parties have read this Agreement and execute it after having an opportunity to consult with counsel.

(f)  Notices.  Any and all notices required to be given under this Agreement shall be given by, and be deemed given when, (i) delivered by personal delivery; (ii) deposited in U.S. first-class mail, postage prepaid; or (iii) sent by telecopy with confirmation of receipt and by first class mail, postage prepaid, addressed as follows:

If to Employer:	Somerset Marine, Inc.
123 William Street
New York, NY 10038
Attention: Terence N. Deeks
Fax: 212-346-6820

If to Executive:
Richard Scott Eisdorfer
5 Skating Pond Road
Trumbull, CT 06611

or such other address as a party may designate in writing to the other party.

SIGNATURES

            IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

SOMERSET MARINE, INC.	EXECUTIVE:

By:_________________________________	__________________________________

Date:_______________________________	Date:_____________________________